Exhibit 3.14

PRECISION THERAPEUTICS INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Effective April 3, 2019

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Precision Therapeutics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, does hereby submit the following:

The undersigned, Carl Schwartz and Bob Myers, do hereby certify that:

1.        They are the Chief Executive Officer and Chief Financial Officer, respectively, of Precision Therapeutics Inc., a Delaware corporation (the “Corporation”).

2.        The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.                  Designation. There shall be a series of Preferred Stock that shall be designated as “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”) and the number of authorized shares constituting such series shall be 3,500,000. The rights, preferences, powers, restrictions and limitations of the Series D Preferred Stock shall be as set forth herein.

2.                  Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Automatic Conversion Date” has the meaning set forth in Section 4.1 hereof.

“Beneficial Ownership Limitation” has the meaning set forth in Section 5.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Shares of Series D Preferred Stock in accordance with the terms hereof.

“Conversion Rate” means 1.0, subject to adjustment in accordance with Section 7 hereto.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means the date on which the Corporation consummates the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means that (i) the Corporation shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) any other Person unless the shareholders of the Corporation immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation. For clarity, the Merger does not constitute a Fundamental Transaction.

“Merger” means that certain merger contemplated by the Agreement and Plan of Merger, as amended, by and among the Corporation, Helomics Acquisition, Inc., Helomics Holding Corporation and Gerald J. Vardzel, as Stockholder Representative.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Series D Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series D Preferred Stock.

“Transfer Agent” means the registrar and transfer agent for the Common Stock and the Series D Preferred Stock, as appointed by the Corporation from time to time. Corporate Stock Transfer, Inc. shall serve as the initial Transfer Agent.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

3.                  Voting.

3.1              The Series D Preferred Stock shall have no voting rights, except as expressly set forth in this Section 3.

3.2              So long as any shares of Series D Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the Series D Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series D Preferred Stock, whether by merger or consolidation or otherwise; provided, however, (i) that in the event of an amendment to terms of the Series D Preferred Stock, including by merger or consolidation, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series D Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights that are, in the good faith determination of the Board of the Corporation, taken as a whole, not materially less favorable to the holders of the Series D Preferred Stock than the powers, preferences or special rights of the Series D Preferred Stock in effect prior to such amendment or the occurrence of such event, taken as a whole, then such amendment or the occurrence of such event shall not be deemed to materially and adversely affect such powers, preferences or special rights of the Series D Preferred Stock, and (ii) the authorization, establishment or issuance by the Corporation of any other series of Preferred Stock with powers, preferences or special rights that are senior to or on a parity with the Series D Preferred Stock, including, but not limited to, powers, preferences or special rights with respect to dividends, distributions or liquidation preferences, shall not be deemed to materially and adversely affect the power, preferences or special rights of the Series D Preferred Stock, and in the case of either clause (i) or (ii), the holders of Series D Preferred Stock shall not have any voting rights with respect thereto.

3.3              For purposes of Section 3.2, each Share of Series D Preferred Stock shall have one vote per share. Except as set forth herein, the Series D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

3.4              No amendment to these terms of the Series D Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Series D Preferred Stock.

3.5              Without the consent of the holders of the Series D Preferred Stock, so long as such action does not materially and adversely affect the powers, preferences or special rights of the Series D Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement, or repeal any terms of this Certificate of Designation for the following purposes:

(a)               to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(b)               to make any provision with respect to matters or questions relating to the Series D Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

4.                  Conversion.

4.1              Automatic Conversion. Subject to the provisions of this Section 4 and Section 5, each Share of Series D Preferred Stock convert automatically into a number of shares of Common Stock determined below, upon the earlier of (i) the consummation of any Fundamental Transaction, or (ii) the one-year anniversary of the Issuance Date (the date of such automatic conversion, the “Automatic Conversion Date”). Upon the Automatic Conversion Date, each Share of Series D Preferred Stock shall convert automatically into a number of shares of Common Stock equal to the Conversion Rate in effect on the one-year anniversary of the Issuance Date or immediately prior to consummation of such Fundamental Transaction, as applicable.

4.2              Procedures for Conversion; Effect of Conversion

(a)               Procedures. In order to effectuate an automatic conversion of Shares of Series D Preferred Stock pursuant to Section 4.1, all holders of record of Shares of Series D Preferred Stock shall be given written notice of the Automatic Conversion Date. Such notice need not be given in advance of the occurrence of the Automatic Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder Series D Preferred Stock. On the Automatic Conversion Date, all outstanding Shares of Series D Preferred Stock shall be deemed to have been converted into Conversion Shares, which shall be deemed to be outstanding of record, and all rights with respect to the Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof to receive the number of Conversion Shares into which their Shares have been converted, upon surrender of their Shares of Series D Preferred Stock (or if the certificate or certificates representing such Shares have been lost or destroyed, by delivering an affidavit of loss or destruction and, if requested by the Corporation or the Transfer Agent, an indemnity bond (or other indemnity arrangement) that is sufficient in the judgment of the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss that they may suffer if any Share is replaced). Not later than three Business Days after the Transfer Agent has received Shares from a holder of Series D Preferred Stock, the Corporation shall deliver, or cause the Transfer Agent to deliver, to such holder the number of Conversion Shares that were issued upon the automatic conversion of such surrendered Shares either (x) by delivering a certificate or certificates representing the number of such Conversion Shares or (y) electronically through the applicable procedures of The Depository Trust Company (“DTC”) (or such other clearing corporation) that are satisfactory to the Transfer Agent, as instructed by the holder.

(b)               All shares of Common Stock issued upon conversion of Shares of Series D Preferred Stock shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(c)               Effect of Conversion. All Shares of Series D Preferred Stock converted as provided in this Section 4 shall no longer be deemed outstanding as of the Automatic Conversion Date (excluding any Series D Preferred Stock that is not converted as a result of Section 5, which shall remain outstanding after the Automatic Conversion Date until such time as such Section does not prohibit the conversion thereof) and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

4.3              Reservation of Stock. The Corporation shall at all times when any Shares of Series D Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series D Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares of Series D Preferred Stock pursuant to this Section 4. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

5.                  Beneficial Ownership Limitations. Notwithstanding Section 4.1, the Corporation shall not effect any conversion of the Series D Preferred Stock into shares of Common Stock to the extent that, after giving effect to the conversion, the holder of Series D Preferred Stock (together with such Holder’s “affiliates,” as such term is defined in Rule 405 under the Securities Act, and any Persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation, as defined below. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.

For purposes of this Section, in determining the number of outstanding shares of Common Stock, a holder of Series D Preferred Stock may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within three Business Days confirm to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Stock, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares upon conversion of Series D Preferred Stock by the applicable holder. Upon no fewer than 61 days’ prior written notice to the Corporation, a holder may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series D Preferred Stock, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of Conversion Shares upon conversion of this Series D Preferred Stock held by such holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such holder and no other holder. The limitations contained in this paragraph shall apply to a successor holder of Series D Preferred Stock.

6.                  Status of Converted or Acquired Shares. All shares of Series D Preferred Stock (i) converted into shares of Common Stock in accordance with Section 4 herein or (ii) acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

7.                  Certain Adjustments upon Stock Splits, Combinations, Etc. If the Corporation, at any time while any Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Rate shall be adjusted to equal an amount equal to such Conversion Rate immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event.

8.                  Maturity. The Series D Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series D Preferred Stock, and the Series D Preferred Stock has no redemption provisions.

9.                  Rank. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series D Preferred Stock shall rank equal to the Common Stock on an as converted basis.

10.              Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11.              Amendment and Waiver. Subject to Section 3 hereof, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series D Preferred Stock.

12.              Effective Date. The Certificate of Designation shall be effective on April 3, 2019 upon the filing of the Certificate of Designation with the Secretary of State of Delaware.

RESOLVED, FURTHER, that the Chairman of the Board, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation effective as of the date set forth above.

/s/ Carl Schwartz
Carl Schwartz, Chief Executive Officer of Precision Therapeutics Inc.

/s/ Bob Myers
Bob Myers, Chief Financial Officer of Precision Therapeutics Inc.

[Signature page to Certificate of Designation]